                                                                   EXHIBIT 11.01



                     OAK TECHNOLOGY, INC. AND SUBSIDIARIES
            STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                           Three Months Ended               Six Months Ended
                                                               December 31,                   December 31,
                                                        --------------------------    --------------------------
                                                           1996            1995          1996            1995
                                                        ----------     -----------    ----------     -----------
Statement of operations data:
 Net income...........................................  $  13,188      $  18,217      $  11,535      $  31,450
                                                        ----------     -----------    ----------     -----------
                                                        ----------     -----------    ----------     -----------

Weighted average number of common and
 dilutive common equivalent shares used
 in computations:
  Common stock........................................     40,386         38,962         40,310         38,682
  Stock options and other common stock equivalents....      2,315          3,732          2,089          3,998
                                                        ----------     -----------    ----------     -----------
Shares used in computing net income per share (1).....     42,701         42,694         42,399         42,680
                                                        ----------     -----------    ----------     -----------
                                                        ----------     -----------    ----------     -----------
Net income per share (2)..............................  $    0.31      $    0.43      $    0.27      $    0.74
                                                        ----------     -----------    ----------     -----------
                                                        ----------     -----------    ----------     -----------


(1) Shares used in computing net income per share for prior periods have been restated to reflect the impact of a two for one stock split approved by the Company's shareholders and effective as of March 28, 1996.

(2) The difference between the primary and fully diluted shares used in computing net income per share is not material.